Delisting Determination,The Nasdaq Stock Market, LLC,
April 9, 2010, Image Entertainment, Inc. The Nasdaq Stock Market, Inc. (the Exchange) has determined to remove from listing the common stock of Image Entertainment, Inc. (the Company), effective at the opening of the trading session on April 19, 2010. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5450(b)(2&3)(C), 5605(b)(1), 5605(c)(2), 5605(d), 5605(e), 5635, 5640, and 5100. Staff
notified the Company of these deficiencies on December 15, 2009, January 8, 2010, January 13, 2010, and January 27, 2010.
The Company requested a review of Staff's determination by the Hearing Panel. On February 1, 2010, based on its review of the materials, the Panel notified the Company that trading in the Companys securities would be suspended on February 3, 2010. The Company did not request a review of the Panels decision by the Nasdaq Listing and Hearing Review Council. The Listing Council did not call the matter for review. The Panels Determination to delist the Company became final on March 18, 2010.